Exhibit 5.1

McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Phone: 704.343.2000 Fax: 704.343.2300 www.mcguirewoods.com

February 13, 2012

Dynacast International Inc.

Dynacast International LLC

Dynacast Finance Inc.

14045 Ballantyne Corporate Place, Suite 300

Charlotte, North Carolina 28277

Ladies and Gentlemen:

We have acted as counsel to Dynacast International Inc., a Delaware corporation (the “Parent”); its wholly-owned subsidiaries, Dynacast International LLC, a Delaware limited liability company, and Dynacast Finance Inc., a Delaware corporation (together, the “Issuers”); and certain other wholly-owned subsidiaries of the Parent listed on Schedule I hereto (such other subsidiaries, together with the Parent, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on or about February 13, 2012, relating to the proposed offer by the Issuers of up to $350,000,000 aggregate principal amount of their 9.25% Senior Secured Second Lien Notes due 2019 (the “Exchange Notes”) and by the Guarantors of guarantees of the Exchange Notes (the “Guarantees”). The Exchange Notes and the Guarantees will be issued under an Indenture dated as of July 19, 2011, as supplemented by a First Supplemental Indenture dated as of February 10, 2012 (as so supplemented, the “Indenture”), among the Issuers, the Guarantors and Union Bank, N.A., as trustee (the “Trustee”). The Exchange Notes will be offered by the Issuers in exchange for $350,000,000 aggregate principal amount of their outstanding 9.25% Senior Secured Second Lien Notes due 2019 as provided in the Registration Statement and the prospectus contained therein (the “Prospectus”).

We have examined the originals, or duplicates or certified or conformed copies, of records, agreements, documents and other instruments of the Issuers and the Guarantors and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to all factual matters relevant to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and other representatives of the Issuers and the Guarantors. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. In addition, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

Dynacast International Inc.

Dynacast International LLC

Dynacast Finance Inc.

February 13, 2012

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and exchanged as contemplated by the Registration Statement and the Prospectus, the Exchange Notes will constitute the valid and legally binding obligations of the Issuers.

2. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and exchanged as contemplated by the Registration Statement and the Prospectus, the Guarantees will constitute valid and legally binding obligations of the Guarantors.

Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by the effect of general principles of equity (whether considered in a proceeding in equity or at law). The foregoing opinions are limited to (i) the Federal laws of the United States, (ii) the laws of the State of New York and (iii) the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we are expressing no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP

SCHEDULE I

Guarantors

Subsidiary	Jurisdiction of Organization
Dynacast US 1 LLC	Delaware
Dynacast Inc.	Delaware
Dynacast MFG. Inc.	Delaware
KDI Acquisition LLC	Delaware